EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Vascular Solutions, Inc. and to the incorporation by reference of our reports dated January 21, 2005 relating to the consolidated financial statements, the financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear on pages 39, 41 and 42 of Form 10-K for the year ended December 31, 2004.

/s/   VIRCHOW, KRAUSE & COMPANY, LLP



Minneapolis, Minnesota

July 27, 2005